Exhibit 4.1
AMENDMENT NO. 1 TO
TAX BENEFIT PROTECTION PLAN AGREEMENT

IES HOLDINGS, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

AS RIGHTS AGENT

DATED AS OF MAY 7, 2021

This Amendment No. 1 to Tax Benefit Protection Plan Agreement (the “Amendment”), dated as of May 7, 2021, by and between IES Holdings, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in Tax Benefit Protection Plan Agreement, dated as of November 8, 2016, by and between the Company and the Rights Agent (the “NOL Rights Plan”).

RECITALS:

WHEREAS, the Company and the Rights Agent are parties to the NOL Rights Plan; and

WHEREAS, pursuant to Section 26 of the NOL Rights Plan, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the NOL Rights Plan for so long as the Rights are then redeemable; and

WHEREAS, pursuant to Section 26 of the NOL Rights Plan, this Amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.    Amendments.

(a)    Section 1(r) of the NOL Rights Plan is hereby amended by replacing the words “December 31, 2021” with the words “May 21, 2021.”

(b)    All references to the date of “December 31, 2021” in Exhibit A (the Form of Right Certificate) and Exhibit B (the Summary of Rights to Purchase) shall hereby be changed to “May 21, 2021.”

2.    Remaining Terms. Those portions of the NOL Rights Plan that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company hereby acknowledge and agree that upon the Final Expiration Date the Rights Agreement shall terminate and be of no further force and effect.

3.    Counterparts. This Amendment may be executed multiple counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

COMPANY:

IES Holdings, Inc.

By /s/ Jeffrey L. Gendell
Name: Jeffrey L. Gendell
Title: Chairman and Chief Executive Officer

RIGHTS AGENT:

American Stock Transfer & Trust Company, LLC

By /s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

Amendment No. 1 to Tax Benefit Protection Plan Agreement